Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-101298) pertaining to the 2002 Stock Incentive Plan, the 2001 Nonqualified Stock Option Plan, the 2001 Service Award Option Plan and the 1998 Stock Option Plan of SI International, Inc., and (Form S-8 No. 333-111551) pertaining to the Deferred Compensation Plan of our report dated May 28, 2003 with respect to the consolidated financial statements of MATCOM International Corporation for the year ended March 31, 2003, included in the Form 8-K/A.

/s/ Grant Thornton LLP

Vienna, Virginia
March 17, 2004